Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-4 of Vertical Aerospace Ltd. of our report dated July 9, 2021 relating to the financial statements of Vertical Aerospace Group Ltd., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Bristol, United Kingdom

August 24, 2021